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                                  [LENNOX LOGO]


FOR MORE INFORMATION:                           FOR IMMEDIATE RELEASE
Karen O'Shea, Vice President
Communications and Public Relations
972-497-5172

              LENNOX INTERNATIONAL ACQUIRES SERVICE EXPERTS, INC.;
                    ANNOUNCES RECORD THIRD QUARTER NET INCOME

         (DALLAS, TX, October 27, 1999) -- Lennox International Inc. (NYSE: LII) announced an agreement to acquire Service Experts, Inc. (NYSE: SVE), a heating, ventilation and air conditioning (HVAC) company comprised of HVAC retail businesses across the United States. The acquisition will be accomplished with an exchange of shares which allows Service Experts to merge into Lennox, providing that each Service Experts share will be exchanged for the right to receive 0.67 Lennox International shares. Lennox expects to complete the acquisition during first quarter 2000, subject to approval of governing regulatory bodies and shareholders of both companies.

         The Service Experts announcement comes on the heels of Lennox' announcement of record third quarter net income. (For more information, see the separate 10/27/99 news release, "Lennox International Inc. Announces Record Third Quarter Net Income", and information below.)

SERVICE EXPERTS ACQUISITION ACCELERATES RETAIL GROWTH

         The acquisition of Service Experts will result in Lennox becoming one of the largest providers of residential HVAC equipment and services in the North American retail market.

         "This is a continuation of the retail strategy we first announced over a year ago," said John Norris, chairman and CEO. "While we remain strongly committed to our independent and associate dealers, our acquisition of Service Experts represents a historic opportunity for Lennox to dramatically accelerate its growth in the retail HVAC business segment.

         "Service Experts' network of strategically located service centers, managed and run by its highly skilled employees and managers, fits perfectly with our growing retail business. We expect the transaction to be modestly accretive in 2000 and increasingly thereafter."

         Bob Schjerven, president and COO of Lennox Industries, said that Jim Mishler will be responsible for integrating the HVAC businesses included as part of the Service Experts agreement into the existing Lennox retail organization. Mishler is president of Lennox' retail operations.

         "Jim has done an outstanding job in helping develop and manage Lennox Industries' retail strategy," Schjerven said.

         Before acquiring Service Experts, Lennox had acquired 80 HVAC dealerships since announcing their new North American retail strategy in 1998. Of those 80 dealerships, Lennox has acquired 28 since announcing their initial public offering on July 29 of this year. The Service Experts agreement brings Lennox' total retail HVAC dealerships to over 200, with total annual sales revenues of over $900 million.

LENNOX' COMMITMENT TO INDEPENDENT DEALERS REMAINS STRONG

         At the same time, Schjerven reinforced Lennox' commitment to independent and associate Lennox dealers, stressing that the large majority of Lennox' 6,000-plus North American dealers

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operate independently. "In the face of consolidation efforts, expansion of large retailers, and the entrance of utilities into the HVAC market, our priorities have remained: 1) strengthen the Lennox brand, 2) support both independent and owned dealers, and 3) bring stability to a market that has seen a great deal of change in the past three years.

          "We are confident there will continue to be room in the marketplace for acquired, associate, and independent dealers. Through all the changes in our industry over the past century, Lennox has worked with all types and sizes of HVAC dealerships to help everyone adapt, prosper, and grow. It has been the foundation of our success for over 100 years."

          As part of its overall business plan, Lennox will continue its retail acquisition strategy, Schjerven said. "While the Service Experts agreement certainly was a significant leap forward for our retail operations, we will continue to actively explore appropriate acquisition opportunities."

ACQUISITION COMES WITH ANNOUNCEMENT OF THIRD QUARTER EARNINGS

         Lennox International also announced today that 1999 third quarter net income showed an increase of 11 percent to a record $27.3 million from $24.6 million in third quarter 1998.

         Sales for the quarter increased 26 percent to $669.1 million, up from $529.2 million in the third quarter of 1998. Operating income for the quarter increased 22 percent to $54.6 million from $44.9 million last year.

         The company reported diluted earnings of $0.64 per share for the quarter. On a pro forma basis, assuming the company's initial public offering had occurred at January 1 of each year, diluted per share earnings for the quarter increased to $0.61 this year from $0.59 last year.

         "Our third quarter results confirm the growing strengths of our business in all segments -- including domestic and international markets for residential and commercial HVAC, commercial refrigeration, and heat transfer -- and are consistent with our expectations for the full year," said Clyde Wyant, Executive Vice President and CFO.

         "We intend to continue our growth through expansion into new markets such as those offered by the acquisition of Service Experts."

         Selling heating, ventilation, air conditioning, heat transfer, and refrigeration equipment in over 70 countries worldwide, Lennox International Inc. is one of the world's leading companies specializing in climate control solutions. It is the parent company of Lennox Industries Inc., Armstrong Air Conditioning Inc., Heatcraft Inc., and Lennox Global Ltd. Lennox International stock is traded on the New York Stock Exchange under the symbol "LII." Additional information about Lennox International is available at www.lennoxinternational.com.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox' publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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